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                                                                  EXHIBIT 10.4a

              CANDLEWOOD HOTEL COMPANY ANNOUNCES PRIVATE PLACEMENT

WICHITA, Kan. -- (BUSINESS WIRE) -- July 23, 1997 -- Candlewood Hotel Company, Inc., (Nasdaq:CNDL - news), the Wichita, Kansas-based owner, developer and franchisor of value-oriented business extended-stay hotels, announced today that it intends to raise approximately $50 million through a private placement of convertible preferred stock or other equity-linked securities. The transaction is expected to close in the third quarter of this year. Net proceeds of the private placement will be used to finance the company's hotel development strategy.

The securities to be offered in the private placement will not be registered under the Securities Act of 1993, as amended, or applicable state securities laws, and may not be offered or sold in the United Stated absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation, or sale would be unlawful.